                                                                  Item 7 Ex-2.4

                 NON-COMPETITION AND CONFIDENTIALITY AGREEMENT


     THIS AGREEMENT made as of the 11th day of June, 1996



BETWEEN: RENE BUSSIERES, executive, domiciled at 220, Commerciale, St-Henri-de-Levis, Quebec, G0R 3E0

                              ("BUSSIERES");


AND: LES PLACEMENTS MARLIN LTEE, a company incorporated under the Companies Act (Quebec), having its head office at 1950, 3e Rue, Saint-Romuald, Quebec, G6W 5M6

                              (the "VENDOR");

                              (Bussieres and the Vendor shall be referred to collectively herein as the "PRINCIPALS")


                              (the "PURCHASER");

AND: 9033-2255 QUEBEC INC., a company incorporated under the Companies Act (Quebec), having its head office at 1981 McGill College, Montreal, Quebec, H3A 3C1

                              (the "PURCHASER");


AND: LEVY TRANSPORT LTD., a company incorporated under the Companies Act (Quebec), having its head office at 1950, 3e Rue, Saint-Romuald, Quebec, G6W 5M6

                              (the "COMPANY").

     WITNESSETH:


     WHEREAS pursuant to the terms and conditions of a share purchase agreement between the Vendor and the Purchaser dated February 19, 1996 (the "SHARE PURCHASE AGREEMENT"), the Purchaser has purchased from the Vendor on this date all of the issued and outstanding shares of the Company;

     WHEREAS Bussieres will be employed by the Company, after completion of the purchase and sale contemplated in the Share Purchase Agreement, pursuant to the terms of an employment agreement as contemplated in the Share Purchase Agreement (the "EMPLOYMENT AGREEMENT");

     WHEREAS Bussieres has had, prior to the date hereof, and will have access, during his employment with the Company, to confidential information relating to the Purchaser and the Company and their respective businesses and processes and Bussieres recognizes the importance for the Purchaser and the Company of keeping such information confidential;

     AND WHEREAS it is a condition of the Share Purchase Agreement that the Principals enter into a written agreement in the form and terms of this Agreement;

     NOW, THEREFORE, in consideration of the purchase and sale of the Purchased Shares pursuant to the Share Purchase Agreement and for other good and valuable consideration received, the parties hereto agree as follows:

1.    DEFINITIONS

      In this Agreement, capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Share Purchase Agreement.

2.    NON-COMPETITION

      2.1 The Principals undertake not to engage, directly or indirectly, within the geographical limits of Canada and the United
           States of America, in any manner whatsoever with the Company, nor participate, directly or indirectly, in any manner whatsoever, in any business or venture which is in any way competitive with the business of the Company (the "BUSINESS") (as such Business will have been carried on at any time during the term of the Employment Agreement) (a "COMPETING BUSINESS"), either alone or in conjunction with any Person(s), or as a director, officer, employee, shareholder, partner, provider of funds, advisor of, or otherwise have an interest in, as the case may be, a Competing Business or any Person operating a Competing Business or being an affiliate of any such Person, except with the prior written consent of the Purchaser and provided that Bussieres shall be permitted (a) to continue with the management and be a director and officer of RETEX TRANSPORT LTEE ("RETEX"), which is involved in the transport of explosives, and REGUETTE TRANSPORT LTEE ("REGUETTE"), which is involved in the transport of propane, to the extent that his involvement in such management does not exceed 5 hours per week and does not adversely affect his ability to perform his duties under the Employment Agreement and (b) to be a shareholder, directly or indirectly, of RETEX and REGUETTE and provided that RETEX and REGUETTE do not carry on, respectively, any business other than the transport of explosives and propane. For the purposes hereof, "PERSON" means an individual, partnership, joint venture, association, cooperative, corporation, public utility, trust or a government or any department, body or agency thereof or any other entity with juridical personality.

      2.2 The Principals undertake not to offer or permit any firm, partnership or corporation in which they have any direct or indirect interest to offer employment to or engage as an employee, consultant, agent, distributor or representative any person who was an employee of the Company at the Closing Date or at any time during the term of the Employment Agreement.

      2.3 Without limiting the generality of Sections 2.1 and 2.2, the Principals shall not request, induce or attempt to influence (i) any supplier of goods or services to the Company or any customer of the Company to curtail or cancel any business it transacts with the Company with respect to the Business, or (ii) any employee of the Company to terminate his or her employment with the Company.

      2.4 The restrictions set forth in Sections 2.1, 2.2 and 2.3 shall apply from the date hereof until the latest of the following dates:

           (i)   five (5) years from the date hereof; or

           (ii) two (2) years from the expiry of the original term of the Employment Agreement; or

           (iii) two (2) years from the expiry of any renewal term, if any, of the Employment Agreement.

           Such restrictions, except for those set forth in Section 2.2, shall cease to apply if, after five (5) years from the date of this Agreement, the employment of Bussieres is terminated or not renewed for a reason specified in Section 6.1(vi) of the Employment Agreement.

      2.5 The restrictions set forth in Sections 2.2 and 2.3 shall apply within the geographical limits of the territories set out in
           Section 2.1.

      2.6 The restrictions set forth in Sections 2.1 and 2.2 shall not prohibit each of the Principals from owning an interest, as a passive investor, in any Competing Business provided that such interest does not exceed three percent (3%) of all the outstanding equity securities of a Person (the equity securities of which are listed on a recognized securities exchange) and with which the Principals have no other connection whatsoever.

3.    CONFIDENTIALITY

      3.1 The Principals agree that, during the period of time referred to in Section 2.4 and at any time thereafter, they shall keep secret and confidential and shall not, directly or indirectly, in any manner whatsoever, divulge, communicate or disclose to any Person, nor use for his benefit or for the benefit of any Person other than the Purchaser or the Company, any information, which is not otherwise of public knowledge, relating to the Business and the Purchaser's or the Company's business strategies, financial affairs, services or products, drawings, industrial designs, patents, patent rights, copyrights, trademarks, specifications, blueprints, reports, technical know-how, customer lists, computer systems, internal pricing, marketing strategies or activities, billing procedures, supplier lists, sales data or contractual relationships with third parties, except with the prior written consent of the Purchaser.

      3.2 Bussieres shall deliver to the Purchaser or the Company, upon termination of employment or upon request, all documents, files, lists, samples and other information and property belonging to the Purchaser or the Company or relating to the Business and copies thereof in his possession or under his control.

4.    EQUITABLE REMEDIES

      The Principals agree that the Purchaser and/or the Company shall be entitled to equitable remedies, including injunctive relief, to ensure compliance on their part with the terms of this Agreement, notwithstanding and without prejudice to the Purchaser's and the Company's other rights and remedies available under this Agreement or under applicable laws.


5.    ENFORCEABILITY AND SEVERABILITY

      5.1 The Principals have carefully considered the nature and extent of the restrictive covenants set forth herein and agree that the same are reasonable including with respect to duration, scope of activity and geographical area and necessary to protect the Purchaser's and the Company's legitimate interests. In particular, Bussieres agrees that said restrictive covenants do not prevent him from reasonably earning his living.

      5.2 Without limiting the foregoing, the parties agree that each of the provisions in this Agreement shall be deemed to be separate and distinct and if, for any reason whatsoever, any of the provisions in this Agreement are held null or unenforceable by the final determination of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired, such provision shall be deemed deleted from this Agreement without affecting the validity or enforceability of such provision in any other jurisdiction or any other provision hereof which shall remain in full force and effect.

6.    NOTICES

      Any notice provided for under this Agreement shall be in writing in the English and French languages and shall be sufficiently given to the party to whom it is addressed if transmitted by facsimile (and confirmed by mail), or if delivered, or if sent by prepaid registered mail to or for such party at the address of such party indicated below or at such other address as such party shall have theretofore notified to the other party or parties hereto.

      To Bussieres:

      Mr. Rene Bussieres
      220 Commerciale
      St-Henri-de-Levis, Quebec
      G0R 3E0

      Facsimile Number:  (418) 834-5056

      To the Vendor:

      Les Placements Marlin Ltee
      1950, 3e Rue
      Saint-Romuald, Quebec
      G6W 5M6

      Facsimile Number:  (418) 834-5056

      To the Purchaser:

      9033-2255 Quebec Inc.
      1981 McGill College Avenue, Suite 1100
      Montreal, Quebec
      H3A 3C1

      Attention: Mr. Richard J.F. Bowie

      Facsimile Number:  (514) 286-5474

      with a copy to:

      MTL Inc.
      3108 Central Drive
      Plant City, FL  33567

      Attention:  Mr. Richard J. Brandewie

      Facsimile Number:  (813) 754-3288

      To the Company:

      Levy Transport Ltd.
      1950, 3e Rue
      Saint-Romuald, Quebec
      G6W 5M6

      Facsimile Number:  (418) 834-5056

      with a copy to:

      Ogilvy Renault
      1981 McGill College Avenue, Suite 1100
      Montreal, Quebec
      H3A 3C1

      Attention:  Mr. Richard J.F. Bowie

      Facsimile Number:  (514) 286-5474

      Any notice so addressed and transmitted, delivered or mailed as aforesaid shall be deemed to have been sufficiently given or made on the date on which it was so transmitted by facsimile or delivered or five (5) days following the date of mailing, as the case may be.

7.    INTERPRETATION

      7.1 The article, section and paragraph headings contained herein are (i) included for convenience of reference only, (ii) not intended to be full or accurate descriptions of the content thereof and (iii) shall not affect or be utilized in the construction or interpretation of this Agreement.

      7.2 Words importing the singular include the plural and vice versa; words importing gender include all genders.

      7.3 This Agreement shall in all respects be governed by and construed in accordance with the laws of the Province of Quebec, including all matters of construction, validity and performance.

8.    EXPENSES

      Each party shall pay its own expenses incurred in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of its counsel, employees, agents and representatives.

9.    SUCCESSORS AND ASSIGNS

      This Agreement shall enure to the benefit of and be binding upon the respective successors, representatives and assigns of the Company and the Purchaser.

      Neither of the Principals shall assign or transfer this Agreement or any of their obligations hereunder. This Agreement shall enure to the benefit of and be binding upon the successors and representatives of the Vendor only and not upon the heirs or beneficiaries of Bussieres.

10.   ENTIRE AGREEMENT

      This Agreement embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements between such parties with respect to the subject matter hereof. Neither this Agreement nor any of the terms hereof may be changed, waived, discharged or terminated otherwise than by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. Any waiver of any term or condition or any breach of any covenant of this Agreement shall not operate as a waiver of any other such term or condition or breach, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

11.   COUNTERPARTS

      This Agreement may be executed by the parties hereto in several counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall constitute but one and the same instrument.

12.   LANGUAGE

      The parties hereto confirm having requested that this Agreement and all notices or other communications relating thereto be draw-up in the English language only, subject to the provisions of Section 6. Les parties aux presentes confirment avoir requis que cette convention ainsi que tous les avis et autres communications y relatifs soient rediges en langue anglaise seulement, sous reserve des dispositions du paragraphe 6.

        IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first hereinbefore written.



                                    RENE BUSSIERES


                                    LES PLACEMENTS MARLIN LTEE



                                    per:
                                          ------------------------------
                                          Name:    Rene Bussieres
                                          Title:   President


                                    9033-2255 QUEBEC INC.


                                    per:
                                          ------------------------------
                                          Name:    Richard J. Brandewie
                                          Title:   Secretary-Treasurer



                                    LEVY TRANSPORT LTD.



                                    per:
                                          ------------------------------
                                          Name:    Richard J. Brandewie
                                          Title:   Secretary-Treasurer


                                     53